Exhibit 99.1
Kiora Pharmaceuticals Licenses South Korean Ophthalmic Development and Commercialization Rights for KIO-301 to Chong Kun Dang Pharmaceutical Corporation

ENCINITAS, Calif., August 19, 2026 — Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) (“Kiora”) today announced that it has licensed the development and commercialization rights for KIO-301 in South Korea for ophthalmic indications to Chong Kun Dang Pharmaceutical Corporation (CKD). CKD, based in Seoul, is one of South Korea’s leading pharmaceutical companies. Under the agreement, Kiora will receive a $1 million upfront payment and is eligible to receive development and regulatory milestone payments, as well as royalties on future sales of KIO-301 in South Korea.

“KIO-301 is a molecular photoswitch designed to restore light sensitivity in degenerated retinal cells through a novel and elegant gene mutation-agnostic mechanism,” said Young-Joo Kim, President of CKD. “Retinitis pigmentosa is a rare inherited retinal disease with limited treatment options, leaving the vast majority of patients without access to an appropriate therapy. In South Korea, more than 10,000 people are estimated to be living with the condition. We look forward to working with Kiora and its global partners as KIO-301 advances through development.”

Under the agreement, CKD will be responsible for development and commercialization activities in South Korea. Kiora anticipates that its development and commercialization partners — Laboratoires Théa, Senju Pharmaceutical and CKD — will coordinate efforts to efficiently conduct a single, global Phase 3 clinical trial for KIO-301 in retinitis pigmentosa.

“This agreement expands our development and commercialization network for KIO-301 across major global markets, including the U.S., Europe, Japan, China and now South Korea,” said Brian M. Strem, Ph.D., President and Chief Executive Officer of Kiora Pharmaceuticals. “CKD brings established clinical, regulatory and commercial capabilities that can support development and commercialization of KIO-301 in South Korea, the sole major market in the world that was not partnered until this deal.

“With established global partners in place for KIO-301, we will focus internal resources on advancing KIO-104 for retinal inflammation and fibrosis, evaluating our ion channel modulators for therapeutic applications outside the eye (for instance, in epilepsy), while also evaluating potential strategic transactions to expand our pipeline.”

KO Law PC served as legal counsel to Kiora in connection with the licensing transaction.

About KIO-301
KIO-301 is a molecular photoswitch being developed initially for retinitis pigmentosa, an inherited retinal disease that leads to progressive vision loss. The therapy is designed to restore light sensitivity to retinal ganglion cells after photoreceptors have degenerated. Because KIO-301 is designed to work independent of the underlying genetic mutation, it may have potential applications across multiple inherited retinal diseases, including retinitis pigmentosa, choroideremia and Stargardt disease.

About Kiora Pharmaceuticals
Kiora Pharmaceuticals is a clinical-stage biotechnology company developing advanced therapies for retinal disease. We target critical pathways underlying retinal diseases using innovative small molecules to slow, stop, or restore vision loss. KIO-301 is being developed initially for the treatment of retinitis pigmentosa, with potential to expand into other inherited retinal diseases. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-104 is being developed for the treatment of macular edema due to retinal inflammation. It is a next-generation, non-steroidal, immuno-modulatory, and small-molecule inhibitor of dihydroorotate dehydrogenase (DHODH).

Exhibit 99.1
In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on X and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements
Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora's ability to execute on development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-104 and KIO-301, as well as the success thereof, which such approvals or success may not be obtained or achieved on a timely basis or at all, the potential for pipeline expansion, the strategy to pursue a global Phase 3 trial for KIO-301 with Kiora’s commercialization partners, the potential for KIO-301 and KIO-104 to address multiple indications, the potential to receive milestone and royalty payments under the agreement with CKD, the anticipated qualification of KIO-301 for orphan designation in South Korea, and the possibility of future global registration studies and commercialization. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 25, 2026 or described in Kiora's other public filings. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contacts:
Investors
Investors@kiorapharma.com